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EXHIBIT 11.

                              DMI FURNITURE, INC.

                      CALCULATIONS OF EARNINGS PER SHARE



                                     AUGUST 30,     AUGUST 31,     SEPTEMBER 2,
                                        1997           1996            1995
                                        ----           ----            ----

Net income                           $2,415,825     $  375,667      $  804,477
                                     ----------     ----------      ----------
Average shares of common stock
  and common equivalents
  outstanding:

  Average common shares
   outstanding                        3,114,482      2,999,189       2,970,026

  Common stock equivalents--
   dilutive options and convertible
   preferred stock                    2,891,871      2,705,439       2,737,806
                                     ----------     ----------      ----------
Average shares of common
  stock and common stock
  equivalents outstanding             6,006,353      5,704,628       5,707,832
                                     ----------     ----------      ----------


Earnings per common share                  $.40           $.07            $.14
                                     ----------     ----------      ----------


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